Exhibit 99.1

Nightfood (NGTF) Adds 3-Time NFL Pro-Bowler Jarvis “Juice” Landry to Brand Ambassador Team

TARRYTOWN, NY, September 7, 2018 (GLOBE NEWSWIRE) -- Nightfood, Inc. (OTC: NGTF), the company pioneering the projected multi-billion dollar nighttime snacking category, has announced that breakout NFL star and star of HBO’s Hard Knocks, Jarvis “Juice” Landry, has joined the Nightfood team as a brand ambassador.

Landry, who earlier this year signed a five-year, $75.5 million contract extension with the Cleveland Browns, is the second NFL Pro Bowl player to join the Nightfood team this month. In both cases, it was the player’s management, and not the Company, that initiated the relationship.

“At the end of the day, pro athletes are just like everybody else,” commented Landry. “Everybody’s starting to recognize how important sleep is. Having something better around when I’m snacking at night makes sense…we’re going to bring it to the people.”

The deal is structured to deliver maximum value for the Company with substantial upside available to the athlete. Compensation consists of restricted stock along with a future option to purchase additional shares of restricted stock at a discount to market.

In August, the Company announced that Pro-Bowl tight end Tyler Eifert of the Cincinnati Bengals entered into a similar agreement. Management continues to field inquiries from world-famous athletes as well as social media celebrities and micro-influencers.

“When you’re dealing with superstars that get paid so much money, what really gets their attention is equity upside and being a foundational piece of a truly iconic brand,” explained Nightfood’s Adam Elbendary. “They’re coming on board because they relate powerfully to the problem we’re solving, and see the same billion dollar opportunity we’ve identified.”

“We plan to invest approximately 1% - 2% of the company in building a world-class ambassador team, and we’re expecting more big name stars to come on board,” revealed CEO Sean Folkson. “Anybody who watched Hard Knocks this year can see the amazing passion Jarvis brings to everything he does. I’m very excited to have him on the team!”

Folkson continued, “We have zero interest in paying cash for mercenary-type celebrity promotions. With restricted equity, we’re building deep partnerships with true believers. As undervalued as we all believe the stock currently is, that does nothing to impair the upside as the company develops into a major disruptive player in the snack space. We all see that happening in these next few quarters with the launch and supermarket rollout of Nightfood ice cream.”

About Nightfood Holdings:

Nightfood Holdings, Inc. (OTC: NGTF), operates both Nightfood, Inc. and MJ Munchies, Inc.

Nightfood, Inc, “The Nighttime Snack Company”, is a snack food company dedicated to providing consumers delicious, better-for-you, sleep-friendly choices for evening snacking.  According to IRI Worldwide, 44% of snack consumption occurs at night, representing a consumer spend of over $1B weekly on nighttime snacks.  The Company has developed a dynamic infographic at http://NightSnacking.com as a definitive consumer and media resource clearly illustrating the size and scope of the largely untapped nighttime snack category.

Market research giant Mintel recently released a report identifying nighttime specific food and beverages as one of their most “compelling and category changing” trends for 2017 and beyond.

Consumer’s most popular choices are cookies, chips, and ice cream.  Nightfood creates, manufactures, and distributes snacks formulated to help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way.

MJ Munchies, Inc. was recently formed as a new, wholly owned subsidiary of Nightfood Holdings, Inc. to capitalize on legally compliant opportunities in the CBD and marijuana edibles and related spaces.  The Company intends to market some of these new products under the brand name “Half-Baked”. Munchies is currently preparing a patent application with the USPTO for a proprietary ingredient to be used in Half-Baked snacks that Management believes will give it a unique and defensible competitive advantage against other recreational edible brands. The Company believes tremendous opportunities currently exist to launch successful and legally compliant products in this space, and that such opportunities will continue to grow over time.

For more information, visit http://ir.Nightfood.com and http://Nightfood.com

Questions can be directed to investors@Nightfood.com

Forward Looking Statements:

This current press release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Tim Sullivan

media@Nightfood.com

732-816-0239

Investor Contact:

Stuart Smith

investors@Nightfood.com

888-888-6444, x3